Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ___________________
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             DYCOM INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)

         Florida                                59-1277135
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
  incorporation or organization)
                               ___________________
                               First Union Center
                          4440 PGA Boulevard, Suite 500
                        Palm Beach Gardens, Florida 33410
                                 (561) 627-7171
               (Address, including zip code, and telephone number,
            including area code, of Registrant's principal executive
                                    offices)
                               ___________________
                                 Steven Nielsen
                               First Union Center
                          4440 PGA Boulevard, Suite 500
                        Palm Beach Gardens, Florida 33410
                                 (561) 627-7171
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               ___________________
                                   Copies to:
                            Richard B. Vilsoet, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 848-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                         CALCULATION OF REGISTRATION FEE
=================================== ===================== ======================= =======================

                                                Proposed Maximum   Aggregate
   Title of each Class of      Amount to be      Offering Price    Offering Price
 Securities to be Registered    Registered        per Share(1)       Price(1)         Registration Fee
--------------------------------------------------------------- ----------------- -----------------------
 Common Stock, $0.33 1/3 par
 value........................  1,363,104 shares    $42.31         $57,672,930           $15,226
=================================== ===================== ======================= =======================

     (1) Estimated solely for the purposes of calculating the registration fee based on the average of the high and low trading prices for the Common Stock on the New York Stock Exchange on October 19, 2000.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                  SUBJECT TO COMPLETION, DATED OCTOBER 20, 2000

                                1,363,104 Shares

                             DYCOM INDUSTRIES, INC.

                                  COMMON STOCK
                               ___________________


     This prospectus relates to the offer and sale of 1,363,104 shares of common stock of Dycom Industries, Inc. by certain of our stockholders.



     The selling stockholders may offer their shares through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices or at privately negotiated prices.



     Our common stock is listed on the New York Stock Exchange under the symbol "DY." On October 19, 2000, the last reported sale price of our common stock on the New York Stock Exchange was $42.375 per share.


                               ___________________




     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2.

                               ___________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares of common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                               ___________________


                        The date of this prospectus is , 2000.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. The preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                               Page
                                                               ----
Forward-Looking Statements.......................................1
Risk Factors.....................................................2
The Company......................................................6
Use of Proceeds..................................................7
Selling Stockholders.............................................8
Plan of Distribution.............................................9
Description of Capital Stock....................................11
Legal Matters...................................................14
Experts  .......................................................14
Where You Can Find More Information.............................14
Incorporation of Certain Documents by Reference.................15


                           Forward-Looking Statements

     This prospectus (including the documents incorporated by reference in this prospectus) contains forward-looking statements regarding our plans, expectations, estimates and beliefs. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believes," "anticipates," "expects," "intends," "forecast," "project," "plans," "will," "may" and other similar expressions. In addition, any statements which refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements in these documents include, but are not necessarily limited to, those relating to:

     o    industry trends;

     o    our ability to carry out our growth strategies;

     o    our future operating performance;

     o    potential acquisitions;

     o    our ability to win new customer contracts;

     o    availability of financing; and

     o    the anticipated outcome of contingent events, including litigation.



     You should rely only on the information contained in this prospectus (including the information incorporated by reference in this prospectus). We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders will offer to sell, and seek offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "Dycom," "we," "us" and "our" refers to Dycom Industries, Inc. (unless the context otherwise requires).

                                  Risk Factors

     Investing in the common stock will provide you with an equity ownership interest in Dycom. Before you invest, you should be aware of the various risks associated with an investment in our common stock. Such risks may materially and adversely affect our business, financial condition or results of operations. In such case, the trading price of the common stock could decline, and you could lose all or part of your investment. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in our common stock.

     Our quarterly operating results may fluctuate significantly

     We have experienced and expect to continue to experience quarterly variations in revenues and net income as a result of many factors, including:

     o the timing and volume of customers' construction and maintenance projects,

     o    budgetary spending patterns of customers,

     o the commencement or termination of master service agreements and long-term agreements,

     o    costs incurred to support growth internally or through acquisitions,

     o    fluctuations in operating results caused by acquisitions,

     o changes in our mix of customers, contracts and business activities, and

     o fluctuations in insurance expense accruals due to changes in claims experience and actuarial assumptions.

     Revenues and net income in our second quarter and, occasionally, our third quarter have in the past been, and may in the future be, adversely affected by weather conditions and year-end budgetary spending patterns of our customers.

We depend on a small group of key customers

     Our customer base is highly concentrated. Our top five customers in fiscal 1998, 1999 and 2000 accounted in the aggregate for approximately 65%, 60% and 50%, respectively, of our total contract revenues. During fiscal 1998, 1999 and 2000, approximately 21%, 22% and 17%, respectively, of our total contract revenues were derived from BellSouth Telecommunications, Inc., 23%, 14% and 9%, respectively, from Comcast Cable Communications, Inc. and 1%, 9% and 10%, respectively, from Tele-Communications, Inc. We believe that a substantial portion of our contract revenues and operating income will continue to be derived from a concentrated group of key customers. The loss of any key customer, if not replaced, could have a material adverse effect on our business.

Our master service agreements may be terminated or may not be renewed

     We derive a substantial portion of revenues pursuant to multi-year master service agreements. We are currently a party to 75 master service agreements, which include agreements with BellSouth Telecommunications, Inc., GTE Corporation, Sprint Corporation and U.S. West Communications, Inc. Under the terms of these agreements, our customers can typically terminate the agreement on 90 days' prior written notice. The termination of any such agreements or our failure to renew master service agreements with our customers could have a material adverse effect on our business.

Our customers' future requirements may be less than our backlog estimate

     Our backlog is comprised of the uncompleted portion of services to be performed under job-specific agreements and the estimated value of future services that we expect to provide our customers under master service agreements. Our master service agreements are generally exclusive requirements contracts with certain exceptions, including the customer's option to perform the services with its own regularly employed personnel. Accordingly, there can be no assurance as to our customers' requirements during a particular period or that our estimates of such requirements, including those used to formulate backlog, are accurate at any point in time.

We may not be able to implement successfully our acquisition strategy

     As part of our growth strategy, we may acquire companies that expand, complement or diversify our business. We regularly review various strategic acquisition opportunities and periodically engage in discussions regarding such possible acquisitions. We cannot assure you that we will be able to identify attractive acquisition candidates, enter into acceptable acquisition agreements or close any such transactions. Currently, we are not party to any agreements, understandings or arrangements regarding any material acquisitions. Failure to achieve our acquisition strategy could materially and adversely affect our ability to sustain growth and maintain our competitive position. In addition, increased competition for acquisition candidates could increase the cost of making acquisitions and reduce the number of attractive companies to be acquired. Although we maintain a decentralized operating structure, we may encounter difficulties in integrating acquired companies or their management teams. We may also encounter difficulties in retaining key personnel or customers. These difficulties could increase the cost of any acquisition or reduce or eliminate any expected benefit. In addition, acquisitions may have adverse effects on our results of operations caused by the amortization of acquired intangible assets or unanticipated liabilities or contingencies.

     We may be required to incur debt or issue equity to pay for any future acquisitions, and these sources of financing may not be available to us on favorable terms or at all. In addition, if we use common stock to pay for future acquisitions, the value of your common stock may become diluted. If we cannot use common stock or borrow sufficient funds to pay for future acquisitions, our growth strategy could be limited.

We face intense competition

     The telecommunications services industry is highly competitive and we compete with other companies in most of the markets in which we operate. Some of our competitors may have greater financial, technical and marketing resources than we do. A significant portion of our revenues is currently derived from master service agreements and price is often an important factor in the award of such agreements. Accordingly, we could be outbid by our competitors in an effort to procure such business. Despite the current trend toward outsourcing, we may also face competition from existing or prospective customers who employ in-house personnel to perform some of the same types of services as we provide. In addition, there are relatively few, if any, barriers to entry into the markets in which we operate and, as a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors.

Future developments in the telecommunications industry may reduce demand for our services

     Certain factors related to the telecommunications industry may affect the demand for the services which we provide. Developments which may reduce such demand include:

     o changes in telecommunications regulation, the effect of which on our customers may, in turn, adversely impact our business and results of operations,

     o disappointing public demand for Internet access and other interactive multimedia services,

     o decreases in the preference of our customers toward outsourcing telecommunications engineering, construction and maintenance services,

     o the inability by telecommunications providers to raise the capital necessary to develop telecommunications networks,

     o displacement of wireline telecommunications systems by other technologies such as wireless technologies, and

     o improvements in technology, which allow telecommunications providers to significantly improve their networks without physically upgrading them.

     Although changes in telecommunications regulations do not affect us directly, the effect of such regulations on our customers may, in turn, adversely impact our business and results of operations.

We are self-insured against potential liabilities

     We are primarily self-insured, up to a limited amount, for automobile, general liability, workers' compensation and employee group health claims. A liability for unpaid claims and associated expenses, including incurred but not reported losses, is actuarially determined and reflected in our consolidated balance sheet as an accrued liability. The determination of such claims and expenses and the extent of the accrued liability are continually reviewed and updated. If we were to experience insurance claims or costs above our estimates and were unable to offset such increases with earnings, our business could be materially and adversely affected.

We are dependent on key personnel

     We are highly dependent upon the continued services and experience of our senior management team, including Steven Nielsen, our President and Chief Executive Officer, and one or more managers of key operating subsidiaries. The loss of the services of these individuals or other members of our senior management could have a material adverse effect on our business.

Our common stock price may be volatile

     The market price for our common stock has been, and may continue to be, highly volatile. Numerous factors could have a significant effect on the price of our common stock. Such factors include:

     o announcements of fluctuations in our operating results or the operating results of one of our competitors,

     o announcements of new contracts or customers by us or one of our competitors,

     o market conditions for telecommunications or telecommunications services company stocks in general,

     o changes in recommendations or earnings estimates by securities analysts, and

     o    announcements of acquisitions by us or one of our competitors.

     In addition, the stock market has experienced significant price and volume fluctuations in recent years that have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of our common stock.

     Future sales of our common stock could adversely affect our stock price

     Future sales of substantial amounts of our common stock in the public market, including the shares covered by this prospectus, or the perception that such sales could occur, could adversely affect the market price of our common stock. As of September 30, 2000, we had outstanding 42,040,992 shares of common stock, plus 1,770,552 shares of common stock reserved for issuance upon exercise of outstanding options, including 284,179 options which are currently exercisable. Of the outstanding shares, 38,146,874 are freely tradeable in the public market. The remaining 3,894,118 shares, including the 1,363,104 shares being offered herein, are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These shares were issued in connection with the acquisitions of Ervin Cable Construction, Inc., Apex Digital TV, Inc., K.H. Smith Communications, Inc., Triple D Communications, Inc., Lamberts' Cable Splicing Company, C-2 Utility Contractors, Inc., Artoff Construction Company, Inc. and Niels Fugal Sons Company. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. Of the 2,531,014 Restricted Shares, which excludes the 1,363,104 shares being offered pursuant to this prospectus, 884,841 shares are currently eligible for resale pursuant to the restrictions under Rule 144 and 283,067 and 1,363,106 shares will become eligible for resale in March 2001 and January 2001, respectively, in each case pursuant to a transaction complying with Rule 144.

     Additionally, the former stockholders of Triple D Communications, Inc., Ervin Cable Construction, Inc., Apex Digital TV, Inc., Lamberts' Cable Splicing Company, C-2 Utility Contractors, Inc., Artoff Construction Company, Inc. and Niels Fugal Sons Company have the right to have their shares of Dycom common stock included in certain registration statements covering the sale of securities by Dycom or the sale of common stock by selling stockholders. The shares of common stock covered by this prospectus were among the shares issued in connection with the acquisition of Niels Fugal Sons Company.

     Anti-takeover provisions may inhibit changes of control

     Our articles of incorporation and by-laws contain provisions which may deter, discourage or make more difficult a takeover or change of control of Dycom by another corporation. These anti-takeover provisions include:

     o the authority of our board of directors to issue up to 1,000,000 shares of preferred stock without stockholder approval on such terms and with such rights as our board of directors may determine, and

     o the requirement of a classified board of directors serving staggered three-year terms.

     We have also adopted a shareholder rights plan and have executed change of control agreements with key officers, which may make it more difficult to effect a change in control of Dycom and replace incumbent management. Lastly, we are subject to certain anti-takeover provisions of the Florida Business Corporation Act. These anti-takeover provisions could discourage or prevent a change of control even if such change of control would be beneficial to stockholders and could adversely affect the market price of our common stock.

                                   The Company

     We are a leading provider of engineering, construction and maintenance services to telecommunications and utility providers throughout the United States. Our comprehensive range of services include:

     o    telecommunications services:

          o the engineering, placement and maintenance of aerial, underground, and buried cable systems owned by telephone companies, competitive access providers and cable television providers;

          o the installation of integrated voice, data and video local and wide area networks within office buildings and similar structures;

          o    the installation of direct broadcast satellite systems;

     o underground utility locating services used to map and mark underground utilities; and

     o    power line construction and maintenance services.

     We are incorporated under the laws of the State of Florida. Our principal executive offices are located at First Union Center, 4440 PGA Boulevard, Suite 500, Palm Beach Gardens, Florida 33410. Our telephone number is (561) 627-7171.

                                 USE OF PROCEEDS

     All of the net proceeds from the sale of the common stock of Dycom covered by this prospectus will go to the stockholders who offer and sell their shares. Accordingly, we will not receive any of the proceeds from the sales of the common stock.

                              SELLING STOCKHOLDERS

     Two of the selling stockholders listed below, Guy L. Fugal and Daniel B. Fugal, received their shares through our acquisition of Niels Fugal Sons Company. The other selling shareholders received their shares from Guy L. Fugal and Daniel B. Fugal by gift. Under a registration rights agreements dated March 8, 2000, we agreed to use our reasonable efforts to register the common stock of Dycom issued to the selling stockholders and to keep the registration statement effective for six months, or until all of the registered shares are sold, whichever comes first. Our registration of the common stock held by the selling stockholders does not necessarily mean that the selling stockholders will sell all or any of the shares.

     None of our directors or executive officers is selling shares in this offering. This prospectus covers the offer and sale by each selling stockholder of their common stock. Set forth below are (i) the names of each selling stockholder, (ii) the nature of any position, office or other material relationship that they have had within the past three years with Dycom or any of its predecessors or affiliates, (iii) the number of shares of common stock they beneficially owned as of October 20, 2000, (iv) the number of shares that may be offered and sold by or on their behalf and (v) the amount of common stock to be owned by them upon the completion of the offering if all shares offered are sold.




                                         Shares Beneficially     Shares      Shares Beneficially
                                            Owned Prior to       Being         Owned After
   Selling Stockholder                       Offering(1)        Offered         Offering(1)
   -------------------                       -----------        -------         -----------
                                          Number    Percent                  Number     Percent
                                          ------    -------                  ------     -------

Guy L. Fugal(2)......................   1,294,950     3.1        213,397     681,553      1.6

Daniel B. Fugal(3)...................   1,294,950     3.1        213,397     681,553      1.6

Guy L. Fugal and Paula G. Fugal
Charitable Trust.....................     400,000      *         400,000        -          -

Daniel B. Fugal and Jill B. Fugal
Charitable Trust.....................     400,000      *         400,000        -          -

Corporation of the President Church
of Jesus Christ of Latter Day Saints..    136,310      *         136,310        -          -

________________
*  less than 1%

(1) Includes outstanding shares and stock options exercisable within 60 days after October 20, 000 held by officers and directors

(2) Prior to the acquisition of Niels Fugal Sons Company, Guy L. Fugal was the President of Niels Fugal Sons Company. Presently, Mr. Fugal is the President of our subsidiary, Niels Fugal Sons Company. Includes 400,000 shares held by the Guy L. Fugal and Paula G. Fugal Charitable Trust which are being registered for sale pursuant to the registration statement of which this prospectus is a part.

(3) Prior to the acquisition of Niels Fugal Sons Company, Daniel B. Fugal was the Chief Executive Officer of Niels Fugal Sons Company. Presently, Mr. D. Fugal is the Chief Executive Officer of our subsidiary, Niels Fugal Sons Company. Includes 400,000 shared held by Daniel B. Fugal and Jill B. Fugal Charitable Trust which are being registered for sale pursuant to the registration statement of which this prospectus is a part.

                              PLAN OF DISTRIBUTION

     We are registering shares of our common stock on behalf of the selling stockholders. As used in this prospectus, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. We will pay for all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay for all selling discounts and commissions, if any. The selling stockholders may offer and sell their shares from time to time in one or more of the following types of transactions (including block transactions):

     o    on the New York Stock Exchange,

     o    in the over-the-counter market,

     o    in privately negotiated transactions,

     o    through put or call options transactions relating to the shares,

     o    through short sales of shares, or

     o    a combination of such methods of sale.

     The selling stockholders may sell their shares at prevailing market prices, or at privately negotiated prices. The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as a principal, or both. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Neither we nor any selling stockholder can presently estimate the amount of such compensation. Because a selling stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act of 1933.

     The selling stockholders and any other person participating in a distribution of the securities covered by this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for certain periods prior to the commencement of or during such distribution. All of the above may affect the marketability of the securities and the availability of any person or entity to engage in market-making activities with respect to the securities.

     The selling stockholders have advised us that they have not entered into any agreements, understanding or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of such rule.

                          DESCRIPTION OF CAPITAL STOCK

     We have authorized the issuance of 150,000,000 shares of common stock, $0.33 1/3 par value, and 1,000,000 shares of preferred stock, $1.00 par value share.

Common Stock

     On October 19, 2000, there were 42,080,678 outstanding shares of common stock held by 660 stockholders of record.

     The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of common stock do not have cumulative voting rights. Therefore, holders of more than 50% of the shares of common stock are able to elect all of our directors eligible for election in a given year. The holders of common stock are entitled to dividends and other distributions out of assets legally available if and when declared by the board of directors. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata in the distribution of all of our assets remaining available for distribution after satisfaction of all liabilities, including any prior rights of any preferred stock which may be outstanding. There are no redemption or sinking fund provisions applicable to the common stock.

     The transfer agent and registrar for the common stock is First Union National Bank of North Carolina, Charlotte, North Carolina.

     Preferred Stock

     There are no shares of preferred stock outstanding. Series of the preferred stock may be created and issued from time to time by our board of directors, with such rights and preferences as they may determine.

     Anti-takeover Provisions

     On June 1, 1992, we approved a shareholder rights plan. All stockholders of record on June 15, 1992 were issued a right (a "Right") for each outstanding share of our common stock. Common stock issued after the record date but prior to the Separation Time (as defined in the shareholder rights plan) will also receive one Right. Each Right entitles the holder to purchase one-half share of common stock for an exercise price of $8.00, subject to certain adjustments. The Right is exercisable only when a triggering event occurs. Among the triggering events are (1) a person or group's acquisition of 20% or more of our common stock, (2) the commencement of a tender offer which would result in a person or group owning 20% or more of our common stock, or (3) the acquisition of at least 10% of our common stock and such acquisition is determined to have effects adverse to us. We can redeem the Rights at $0.01 per Right, subject to certain adjustments, at any time prior to ten days after a triggering event occurs. The Rights will expire on the earlier of certain events set forth in the shareholder rights plan and June 1, 2002. While the Rights will not prevent a takeover of Dycom, they have certain anti-takeover effects by causing substantial dilution to an acquiring party when a triggering event occurs, to the extent that the board of directors has not previously redeemed the Rights.

     We have agreements with certain of our executive officers which provide for substantial compensation (in general terms, double the officer's salary and bonuses paid the previous year), upon a change of control in our company. The current total amount of payments under these agreements upon a change in control would be approximately $1.9 million. Such payments would be triggered by any person's acquisition of more than 50% of our outstanding securities, the sale or transfer of substantially all of our assets to someone other than one of our wholly-owned subsidiaries, or a change of control of the board of directors.

     Our articles of incorporation provide that the board of directors is divided into three classes, as nearly equal in number as possible, with one class of directors being elected each year for a three-year term. The classification of the board may have the effect of delaying a change in a majority of the members of our board of directors.

     Our articles of incorporation require approval of 80% of the outstanding shares of our capital stock entitled to vote in elections of directors for any merger with or into another corporation or any sale or transfer of all or a substantial part of our assets to, or any sale or transfer to us or any subsidiary in exchange for our securities or any assets (except assets valued at less than $1,000,000) of, any other corporation or person, if at the time such other corporation or person is the beneficial owner, or is affiliated with the beneficial owner, of more than 20% of the outstanding shares of our capital stock entitled to vote in elections of directors. This requirement is not applicable to any such transaction with another corporation which was approved by our board of directors prior to the time that such other corporation became a holder of more than 20% of the outstanding shares of our capital stock.

     The Florida Business Corporation Act contains provisions eliminating the voting rights of "control shares," which are defined as shares which give any person, directly or indirectly, ownership of, or the power to direct the exercise of voting power with respect to, 20% or more of the outstanding voting power of an "issuing public corporation." A corporation is an issuing public corporation if it has at least 100 shareholders, its principal place of business, principal office or substantial assets are in Florida and either more than 10% of its shareholders reside in Florida, more than 10% of its shares are owned by Florida residents or 1,000 shareholders reside in Florida. The voting rights of control shares are not eliminated if the articles of incorporation or the bylaws of the corporation prior to the acquisition provide that the statute does not apply. Voting rights are restored to control shares if, subsequent to their acquisition, the corporation's shareholders (other than the holder of control shares, officers of the corporation and employee directors) vote to restore such voting rights.

     The Florida Business Corporation Act also restricts "affiliated transactions" (mergers, consolidations, transfers of assets and other transactions) between "interested shareholders" (the beneficial owners of 10% or more of the corporation's outstanding shares) and the corporation or any subsidiary. Affiliated transactions must be approved by two-thirds of the voting shares not beneficially owned by the interested shareholder or by a majority of the corporation's "disinterested" directors. The statutory restrictions do not apply if the corporation has had fewer than 300 shareholders of record for three years, the interested shareholder has owned at least 80% of the outstanding shares for five years, the interested shareholder owns at least 90% of the corporation's outstanding voting shares, or certain consideration is paid to all shareholders.

     The provisions of our articles and by-laws, the existence of the shareholder rights plan and the change of control agreements and the application of the anti-takeover provisions of the Florida Business Corporation Act could have the effect of discouraging, delaying or preventing a change of control not approved by the board of directors which could affect the market price of our common stock.

Indemnification

     Our by-laws require us to indemnify each of our directors and officers to the fullest extent permitted by law and limits the liability of our directors and stockholders for monetary damages in certain circumstances.

     The provisions of the Florida Business Corporation Act that allow such indemnification do not eliminate the duty of care of a director and, inappropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director continues to be subject to liability for (a) criminal violations, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for our best interests in a proceeding by or on our behalf or in a proceeding by or on behalf of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Dividend Restrictions

     Our credit agreement currently limits our ability to pay dividends on the common stock to 50% of net after-tax profits for the fiscal year. The credit agreement's restrictions on our debt-to-net worth, quick and current ratios also affect our ability to pay dividends. The payment of dividends on the common stock is also subject to the preference that may be applicable to any then outstanding preferred stock.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered in this prospectus will be passed upon by the law firm of Akerman, Senterfitt & Eidson, P.A., Miami, Florida.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from Dycom's Annual Report on Form 10-K for the year ended July 29, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at:

     o the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, DC 20549;

     o the public reference facilities at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     You can also obtain copies of any documents we file from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at http://www.sec.gov. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We have filed with the SEC a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act covering the shares of common stock offered hereby. As permitted by the SEC, this prospectus, which constitutes a part of the Registration Statement, does not contain all the information included in the Registration Statement. Such additional information may be obtained from the locations described above. Statements contained in this prospectus as to the contents of any document are not necessarily complete. You should refer to the document for all the details.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     o our annual report on Form 10-K for the fiscal year ended July 29, 2000, and

     o    our definitive proxy statement filed on October 4, 2000.

     You may request a copy of these filings, at no cost, by writing or telephoning our Corporate Secretary at the following address:

     o    Dycom Industries, Inc.
     o    4440 PGA Boulevard
     o    Suite 500
     o    Palm Beach Gardens, Florida 33410
     o    Attention: Corporate Secretary (561) 627-7171

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following expenses, other than the Securities and Exchange Commission registration fee are estimated. All of the expenses of the offering will be paid by the Company.

     SEC registration fees...............................             $15,226
     Legal fees and expenses.............................              42,000
     Accounting fees and expenses........................               5,000
     Miscellaneous.......................................               5,000
                                                                      -------
         Total...........................................             $67,226
                                                                      =======

Item 15.  Indemnification of Directors and Officers

     The By-Laws of the Company provide that the Company shall indemnify each director and officer of the Company to the fullest extent permitted by law and limits the liability of directors to the Company and its stockholders for monetary damages in certain circumstances. The registrant has insured its directors and officers against certain civil liabilities in connection with the registration, offering and sale of the securities.

     The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Item 16.  Exhibits

   Exhibit
   Number                           Description
   ------                           -----------
     4.1  Portions of articles and by-laws defining rights of shareholders*

     4.2 Shareholder Protection Rights Agreement dated as of June 1, 1992 between Dycom Industries, Inc. and First Union National Bank of North Carolina as Rights Agent**

     5.1 Opinion of Akerman, Senterfitt & Eidson regarding the common stock registered hereby

     23.1 Consent of Akerman, Senterfitt & Eidson (included in opinion delivered under Exhibit No. 5.1)

     23.2 Consent of Deloitte & Touche LLP

     24.1 Powers of Attorney (included on the signature page of this registration statement)

---------------

* Previously filed as an Exhibit to Dycom's Registration Statement on Form S-3 (File No. 333-36883).

** Previously filed as an Exhibit to Dycom's Registration Statement on Form S-4, filed on June 24, 1992 and incorporated herein by reference.

Item 17.  Undertakings

     A.   The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs A.1 (a) and A.1 (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

               2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida on the 20th day of October, 2000.

                                                      DYCOM INDUSTRIES, INC.
                                                      By:   /s/ Steven Nielsen
                                                            --------------------
                                                            Steven Nielsen
                                                            President and Chief
                                                              Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Nielsen and Richard L. Dunn, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and file (1) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith and (2) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  Name                          Title                 Date
                  ----                          -----                 ----

 /s/ Steven Nielsen                 President, Chief Executive  October 20, 2000
---------------------------------      Officer and Director
         Steven Nielsen

 /s/ Richard L. Dunn                Senior Vice President and   October 20, 2000
---------------------------------    Chief Financial Officer
         Richard L. Dunn

 /s/ Randal L. Martin               Vice President, Controller  October 20, 2000
---------------------------------            and Principal
         Randal L. Martin               Accounting Officer

 /s/ Thomas R. Pledger              Chairman of the Board       October 20, 2000
---------------------------------          of Directors
         Thomas R. Pledger

 /s/ Louis W. Adams, Jr.                       Director         October 20, 2000
---------------------------------
         Louis W. Adams, Jr.

 /s/ Thomas G. Baxter                          Director         October 20, 2000
---------------------------------
         Thomas G. Baxter

 /s/ Walter L. Revell                          Director         October 20, 2000
---------------------------------
         Walter L. Revell

 /s/ Joseph M. Schell                          Director         October 20, 2000
---------------------------------
         Joseph M. Schell

 /s/ Ronald P. Younkin                         Director         October 20, 2000
---------------------------------
         Ronald P. Younkin

                                  EXHIBIT INDEX



Exhibit
Number                                   Description
------                                   -----------

 4.1        Portions of articles and by-laws defining rights of shareholders*

 4.2 Shareholder Protection Rights Agreement dated as of June 1, 1992 between Dycom Industries, Inc. and First Union National Bank of North Carolina as Rights Agent**

 5.1 Opinion of Akerman, Senterfitt & Eidson regarding the common stock registered hereby

 23.1 Consent of Akerman, Senterfitt & Eidson (included in opinion delivered under Exhibit No. 5.1)

 23.2       Consent of Deloitte & Touche LLP

 24.1 Powers of Attorney (included on the signature page of this registration statement)

---------------
* Previously filed as an Exhibit to Dycom's Registration Statement on Form S-3 (File No. 333-36883).

** Previously filed as an Exhibit to Dycom's Registration Statement on Form S-4, filed on June 24, 1992 and incorporated herein by reference.